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                                                                     EXHIBIT 5.1

                              DORSEY & WHITNEY LLP
                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498


MGI PHARMA, Inc.
Suite 110
6300 West Old Shakopee Road
Bloomington, MN  55438

    Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to MGI PHARMA, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3, together with any subsequent amendments thereto (the "Registration Statement"), relating to the proposed issuance by the Company of up to an aggregate of 5,000,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"). The prospectus included in the Registration Statement also relates to 3,000,000 shares of Common Stock previously registered on July 25, 2000 on a registration statement on Form S-3 (Registration No. 333-42140). The Common Stock is to be sold from time to time as set forth in the Registration Statement.

         We have examined such documents, including resolutions adopted by the Board of Directors of the Company at meetings held on July 24, 2000 and November 14, 2000 (the "Resolutions"), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

         Based on the foregoing, we are of the opinion that the Common Stock has been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor, will be validly issued, fully paid and nonassessable.
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MGI PHARMA, Inc.
November 22, 2000
Page 2


         In rendering the opinion set forth above, we have assumed that, at the time of the issuance and delivery of the Common Stock, the Resolutions will not have been modified or rescinded, and there will not have occurred any change in the law affecting the authorization, issuance or delivery of the Common Stock.

         Our opinion expressed above is limited to the laws of the State of Minnesota and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the prospectus included therein.

Dated: November 22, 2000

                                        Very truly yours,

                                        /s/ Dorsey & Whitney LLP

TSH